UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Dine Brands Global, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

May 7, 2018

Re: Dine Brands Global, Inc. 2018 Annual Meeting of Stockholders

Proposal Three: Approval, on an advisory basis, of the compensation of the Corporation’s Named Executive Officers

Dear Stockholder,

On behalf of the Board of Directors of Dine Brands Global, Inc. (the “Corporation”), I am writing to request your support for the proposals submitted for a vote at this year’s Annual Meeting of Stockholders (“Annual Meeting”). In particular, we request your support on Proposal Three: the advisory vote on the compensation of the Corporation’s Named Executive Officers (“Say on Pay”).

Glass Lewis & Co., LLC has recommended that stockholders vote “FOR” our Say on Pay proposal. In contrast, Institutional Shareholder Services Inc. (“ISS”) has recommended that stockholders vote “AGAINST” our Say on Pay proposal. In making its recommendation, ISS focused on the compensation of our Chief Executive Officer, Stephen P. Joyce. We encourage you to read the relevant portions of our proxy statement regarding our executive compensation program, but would also like to take this opportunity to provide further context and clarification regarding Mr. Joyce’s compensation as you consider your vote.

A significant portion of Mr. Joyce’s equity awards are performance-contingent and directly aligned to the interests of our stockholders.

88% of the front-loaded equity awards granted to Mr. Joyce are tied to stock price performance hurdles that represent a rigorous performance standard and directly align his compensation with the interests of our stockholders.

Pursuant to an order from the Securities and Exchange Commission granting confidential treatment, the Corporation did not disclose the specific stock price performance hurdles due to the competitive harm that could result from insight into management’s estimates and projections regarding the Corporation’s financial condition and projected growth. In light of this, ISS considered the entirety of the equity awards granted to Mr. Joyce as non-performance contingent. For the reasons set forth below, we respectfully disagree with ISS’ characterization and firmly believe that the 350,000 performance- and time-based options (“Options”) and the 175,000 performance- and time-based restricted stock units (“RSUs”) granted to Mr. Joyce should be considered performance-contingent, and qualify as such under ISS’ standards.

•	The Options and RSUs are earned in increments based on nine different stock price performance hurdles that are successively more difficult to achieve. In addition, the total percentage of the Options and RSUs subject to vesting at each stock price hurdle is equally divided amongst the hurdles at 10% of the total award per hurdle, except for the first price hurdle which is at 20%.

•	In addition to satisfying the performance conditions referenced above, Mr. Joyce must be continuously employed through February 1, 2021 in order for any of the equity awards to vest. Therefore, even if the stock price performance hurdles are achieved, there is a time-based vesting condition that must be met before any of the equity awards vest.

•	A stock price appreciation in excess of 120% of the price on the date of grant is the minimum level of performance for any of the Options and RSUs to be earned. All successive stock price performance hurdles require a greater stock price appreciation than the 120%. In fact, a stock price appreciation in excess of 150% of the price on the date of grant is required for 60% of the Options and RSUs.

As such, we believe the stock price hurdles truly represent robust and rigorous performance conditions and exceed ISS’ threshold for consideration as performance-contingent equity awards. Treating the Options and RSUs that are tied to stock price performance hurdles and time-based vesting conditions the same as equity awards that are solely tied to time-based vesting conditions is not warranted.

•	In order for each and any of the stock price performance hurdles to be considered satisfied, the closing stock price of the Corporation’s common stock must be at or above the stock price target for a period of 20 consecutive New York Stock Exchange Trading days.

•	Mr. Joyce’s long-term incentive awards were intended to cover the entire term of his employment agreement. It is currently not anticipated that Mr. Joyce will receive any additional long-term incentive awards, including both equity awards and participation in the Corporation’s cash long-term incentive plan, prior to the end of the term of his current employment agreement.

Mr. Joyce’s compensation package was strategically designed to align with the Corporation’s long-term strategy.

Mr. Joyce’s overall compensation opportunity is competitive and strategically designed to align with the performance of the Corporation as it executes on its long-term strategy to return the Corporation to growth. To reiterate, Mr. Joyce’s front-loaded equity grants are intended to cover the entire term of his employment agreement from September 2017 through February 1, 2021. Further, Mr. Joyce was not eligible to participate in our 2017 annual cash incentive program and is not eligible to participate in any long-term cash incentive program for the entire term of his employment agreement. The Compensation Committee intentionally designed a significant portion of Mr. Joyce’s total compensation to be in the form of performance-contingent equity awards such that his compensation would be largely contingent on his success in leading the execution of the Corporation’s long-term strategy.

The valuation of Mr. Joyce’s equity awards is overstated in ISS’ report.

The table below outlines all front-loaded long-term incentive awards granted to Mr. Joyce and shows the accounting expense calculated in accordance with generally accepted accounting principles (“GAAP”) for each grant (with total GAAP accounting expense of $5.9 million for the three-year front-loaded award). We have also included the ISS valuation for each award as a point of reference (with a total valuation of $12.4 million).

We believe the ISS valuation would be substantially lower if valued with consideration of the stock price performance hurdles discussed above. The higher ISS valuation of these award results in a “High” level of concern for the ISS Pay-For-Performance Quantitative Screen. With a lower valuation that more closely aligns with GAAP accounting standards, we do not believe there to be a “High” level of concern.

						ISS Valuation
	# of RSUs / Options	Grant Price	Valuation Price	Valuation % of Face Value	Total Disclosed $	$	% of Face Value
Performance- and Time-Based Options*	350,000	$40.58	$3.07	7.6%	$1,076,000	$2,268,000	16.0%
Performance- and Time-Based RSUs*	175,000	$40.58	$10.19	25.1%	$1,783,000	$7,101,500	100.0%
Time-Based RSUs (vest 2/1/21, or 3,4 years from grant)	75,000	$40.58	$40.58	100.0%	$3,043,500	$3,043,500	100.0%

Total					$5,902,500	$12,413,000

*	Includes requirement to both: a) Achieve stock price hurdles, and b) Maintain employment through 2/1/21 (or 3,4 years from grant).

We request your support on our Say on Pay proposal.

Mr. Joyce’s compensation package, which was designed with the input of the Compensation Committee’s executive compensation consultant and approved by the Board of Directors, is intended to reward Mr. Joyce for delivering value to stockholders. Since Mr. Joyce began his service as the Corporation’s Chief Executive Officer, the market value of the Corporation’s common stock has increased by approximately $697 million, evidencing the strategic and successful leadership Mr. Joyce has provided to-date.

As set forth in our proxy statement, we are dedicated to instilling a pay for performance philosophy and believe we have a robust executive compensation program with best-in-class governance processes. The Compensation Committee takes great care to ensure that compensation decisions are aligned with the performance of the Corporation and the interests of our stockholders. In light of the above, we encourage you to vote “FOR” Proposal Three – Say on Pay.

Sincerely,

Richard J. Dahl
Chairman of the Board of Directors